Exhibit 99.1

Contacts:
The Walt Disney Company	Pixar
Zenia Mucha - 818-560-5300	Katie Cotton - 408-974-7269
Michelle Bergman - 818-560-8231	Nils Erdmann - 510-752-3374

Disney to Acquire Pixar

Long-time Creative Partners Form New Worldwide Leader in

Quality Family Entertainment

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Ed Catmull Named President of the Combined Pixar and Disney Animation Studios

and John Lasseter Named Chief Creative Officer; Steve Jobs to

Join Disney’s Board of Directors

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Disney Increases Stock Repurchase Authorization

Burbank, CA and Emeryville, CA (January 24, 2006) - Furthering its strategy of delivering outstanding creative content, Robert A. Iger, President and Chief Executive Officer of The Walt Disney Company (NYSE: DIS), announced today that Disney has agreed to acquire computer animation leader Pixar (NASDAQ: PIXR) in an all-stock transaction, expected to be completed by this summer. Under terms of the agreement, 2.3 Disney shares will be issued for each Pixar share. Based on Pixar’s fully diluted shares outstanding, the transaction value is $7.4 billion ($6.3 billion net of Pixar’s cash of just over $1 billion).*

This acquisition combines Pixar’s preeminent creative and technological resources with Disney’s unparalleled portfolio of world-class family entertainment, characters, theme parks and other franchises, resulting in vast potential for new landmark creative output and technological innovation that can fuel future growth across Disney’s businesses. Garnering an impressive 20 Academy Awards, Pixar’s creative team and global box office success have made it a leader in quality family entertainment through incomparable storytelling abilities, creative vision and innovative technical artistry.

“With this transaction, we welcome and embrace Pixar’s unique culture, which for two decades, has fostered some of the most innovative and successful films in history. The talented Pixar team has delivered outstanding animation coupled with compelling stories and enduring characters that have captivated audiences of all ages worldwide and redefined the genre by setting a new standard of excellence,” Iger said. “The addition of Pixar significantly enhances Disney animation, which is a critical creative engine for driving growth across our businesses. This investment significantly advances our strategic priorities, which include - first and foremost - delivering high-quality, compelling creative content to consumers, the application of new technology and global expansion to drive long-term shareholder value.”

Pixar President Ed Catmull will serve as President of the new Pixar and Disney animation studios, reporting to Iger and Dick Cook, Chairman of The Walt Disney Studios. In addition, Pixar Executive Vice President John Lasseter will be Chief Creative Officer of the animation studios, as well as Principal Creative Advisor at Walt Disney Imagineering, where he will provide his expertise in the design of new attractions for Disney theme parks around the world, reporting directly to Iger. Pixar Chairman and CEO Steve Jobs will be appointed to Disney’s Board of Directors as a non-independent member. With the addition of Jobs, 11 of Disney’s 14 directors will be independent. Both Disney and Pixar animation units will retain their current operations and locations.

“Disney and Pixar can now collaborate without the barriers that come from two different companies with two different sets of shareholders,” said Jobs. “Now, everyone can focus on what is most important, creating innovative stories, characters and films that delight millions of people around the world.”

“Pixar’s culture of collaboration and innovation has its roots in Disney Animation. Our story and production processes are derivatives of the Walt Disney ‘school’ of animated filmmaking,” said Dr. Catmull. “Just like the Disney classics, Pixar’s films are made for family audiences the world over and, most importantly, for the child in everyone. We can think of nothing better for us than to continue to make great movies with Disney.”

The acquisition brings to Disney the talented creative teams behind the tremendously popular original Pixar blockbusters, who will now be involved in the nurturing and future development of these properties, including potential feature animation sequels. Pixar’s 20-year unrivaled creative track record includes the hits Toy Story, Toy Story 2, A Bug’s Life, Monsters, Inc., Finding Nemo and The Incredibles. Disney will also have increased ability to fully capitalize on Pixar-created characters and franchises on high-growth digital platforms such as video games, broadband and wireless, as well as traditional media outlets, including theme parks, consumer products and live stage plays.

“For many of us at Pixar, it was the magic of Disney that influenced us to pursue our dreams of becoming animators, artists, storytellers and filmmakers,” said Lasseter. “For 20 years we have created our films in the manner inspired by Walt Disney and the great Disney animators - great stories and characters in an environment made richer by technical advances. It is exciting to continue in this tradition with Disney, the studio that started it all.”

“The wonderfully productive 15-year partnership that exists between Disney and Pixar provides a strong foundation that embodies our collective spirit of creativity and imagination,” said Cook. “Under this new, strengthened animation unit, we expect to continue to grow and flourish.”

Disney first entered into a feature film agreement with Pixar in 1991, resulting in the release of Toy Story, which was hailed as an instant classic upon its release in November 1995. In 1997, Disney extended its relationship with Pixar by entering into a co-production agreement, under which Pixar agreed to produce on an exclusive basis five original computer-animated feature films for distribution by Disney. Pixar is currently in production on the final film under that agreement, Cars, to be distributed by Disney on June 9.

The Boards of Directors of Disney and Pixar have approved the transaction, which is subject to clearance under the Hart-Scott-Rodino Antritrust Improvements Act, certain non-United States merger control regulations, and other customary closing conditions. The agreement will require the approval of Pixar’s shareholders. Jobs, who owns approximately 50.6% of the outstanding Pixar shares, has agreed to vote a number of shares equal to 40% of the outstanding shares in favor of the transaction.

The Disney Board was advised by Goldman, Sachs & Co. and Bear, Stearns & Co. The Pixar Board was advised by Credit Suisse.

Separately, the Disney Board approved the repurchase of approximately 225 million additional shares, bringing the Company’s total available authorization to 400 million shares. Since August 2004 through the end of December 2005, Disney has invested nearly $4 billion to purchase nearly 155 million shares. Disney anticipates further significant share repurchases going forward, reflecting Disney’s continued commitment to returning value to shareholders over time.

*	Based on Disney’s closing share price of $25.52 as of 1/23/06.

About The Walt Disney Company:

The Walt Disney Company (NYSE:DIS), together with its subsidiaries and affiliates, is a leading diversified international family entertainment and media enterprise with four business segments: media networks, parks and resorts, studio entertainment and consumer products. Disney is a Dow 30 company, had annual revenues of nearly $32 billion in its most recent fiscal year, and a market capitalization of approximately $50 billion as of January 23, 2006.

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Investor Conference Call:

An investor conference call will take place at approximately 2:15 p.m. PT / 5:15 p.m. ET today, January 24, 2006. To listen to the Webcast, turn your browser to www.disney.com/investors/presentations or http://corporate.pixar.com.

If you cannot participate in the live Webcast, re-plays will be available for domestic callers at (888) 286-8010 (PIN 56666399) and for international callers at (617) 801-6888 (PIN 56666399), or at www.disney.com/investors/presentations until 4:00 p.m. PT on Tuesday, February 7, 2006. An .mp3 version of this Webcast replay will also be available approximately 24 hours after the Webcast concludes at www.disney.com/investors/presentations.

Forward-Looking Statements:

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the views and assumptions of the management of The

Walt Disney Company and Pixar regarding future events and business performance as of the time the statements are made and they do not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from legal or regulatory proceedings or other factors that affect the timing or ability to complete the transactions contemplated herein, actions taken by either of the companies, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the companies’ control, including: adverse weather conditions or natural disasters; health concerns; international, political or military developments; technological developments; and changes in domestic and global economic conditions, competitive conditions and consumer preferences. Such developments may affect assumptions regarding the operations of the businesses of The Walt Disney Company and Pixar separately or as combined entities including, among other things, the timing of the transaction, the performance of the companies’ theatrical and home entertainment releases, expenses of providing medical and pension benefits, and demand for products and performance of some or all company businesses either directly or through their impact on those who distribute our products. Additional factors that may affect results are set forth in the Annual Report on Form 10-K of The Walt Disney Company for the year ended October 1, 2005 under the heading “Item 1A—Risk Factors” and in the Quarterly Report on Form 10-Q of Pixar for the quarter ended October 1, 2005 under the heading “Risk Factors” section of Part I, Item 2.

For Additional Information:

This material is not a substitute for the prospectus/proxy statement Disney and Pixar will file with the Securities and Exchange Commission. Investors are urged to read the prospectus/proxy statement which will contain important information, including detailed risk factors, when it becomes available. The prospectus/proxy statement and other documents which will be filed by Disney and Pixar with the Securities and Exchange Commission will be available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to The Walt Disney Company, 500 South Buena Vista Street, Burbank, CA 91521-9722, Attention: Shareholder Services or by directing a request when such a filing is made to Pixar, 1200 Park Avenue, Emeryville, CA 94608.

Pixar, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Pixar and their ownership of Pixar stock is set forth in the proxy statement for Pixar’s 2005 annual meeting of shareholders. Investors may obtain additional information regarding the interests of such participants by reading the prospectus/proxy statement when it becomes available.